Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-176835, 333-155081, 333-155085 and 333-179705), in the Registration Statement on Form S-4 (No. 33-64293), and in the Registration Statements on Form S-8 (Nos. 333-58127, 333-105676, 333-179702, 333-179703, 333-179704 and 333-185143) of Telephone and Data Systems, Inc. of our report dated February 26, 2013, relating to the financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, appearing in the Annual Report on Form 10-K of Telephone and Data Systems, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 26, 2013